Consent of Independent Registered Public Accounting Firm

The Board of Trustees

PGIM ETF Trust:

We consent to the use of our report, dated March 23, 2018, on the statement of assets and liabilities of the PGIM Ultra Short Bond ETF as of March 9, 2018 and to the references to our firm under the headings “Other Service Providers – Independent Registered Public Accounting Firm” and “Financial Statements” in the statement of additional information of PGIM Ultra Short Bond ETF, a series of PGIM ETF Trust.

New York, New York

March 23, 2018